Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R, Class Y and Investor Class Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, Class R, Class Y and Investor Class Statement of Additional Information and to the incorporation by reference of our report, dated November 10, 2004, on the financial statements and financial highlights of Pioneer Value Fund included in the Annual Report to the Shareowners for the year ended September 30, 2004 as filed with the Securities and Exchange Commission on November 29, 2004 in Post-Effective Amendment Number 64 to the Registration Statement (Form N-1A No. 2-32773) of Pioneer Value Fund.

                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
January 26, 2005